XO Group Reports Second Quarter 2013 Financial Results

- Second Quarter Revenue up 4%, led by online advertising, Operating Profit up 22% and EPS up 23%-

Conference Call Tuesday, August 6th, at 4:30 p.m. ET, Dial-In (877) 314-9915 (ID# 25961596)

NEW YORK, Aug. 6, 2013 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended June 30, 2013.

Second Quarter Summary Results

Total revenue for the second quarter was $37.0 million, up 4.4% compared to the prior year. The results were led by national and local online advertising revenue, which grew 9.6% and 9.1%, respectively, year over year. Registry commission revenue grew 21.2% in the three months ended June 30, 2013 compared to the prior year period. Publishing and other revenues were down 1.0%, while merchandise revenue was down 8.0% compared to the second quarter last year.

For the quarter ended June 30, 2013, the Company's operating profit was $6.4 million, compared to $5.2 million in the prior year quarter. The $1.2 million increase in operating profit was primarily due to increased revenue in the online sponsorship and advertising business, partially offset by lower gross margins in ecommerce, and in publishing & other, increased technology-related investments, and increased depreciation and amortization expense. Net income for the quarter was $4.1 million or $0.16 per diluted share, compared to $3.1 million or $0.13 per diluted share in the prior year quarter.

The Company's balance sheet at June 30, 2013 reflects cash and cash equivalents of $82.8 million, up $5.4 million from $77.4 million at December 31, 2012. The Company has not purchased any shares under the $20 million stock repurchase authorization announced on April 10, 2013.

"We continue to be pleased with the growth of our local online business and are encouraged by the improvement in our national online business," said Chief Executive Officer, David Liu. "We are entering the second half of the year with strong momentum as our teams continuously develop and refine the content and tools that connect our audience with the information and services they need during the critical stages of family formation. The recent appointment of Mike Steib, a proven digital leader, as our President should accelerate our ambitious plans to increase our reach and share of the lifestages markets."

Recent Developments

  Local online advertising growth continued in the second quarter, with revenue up 9.1% over the prior year quarter. We had 22,600 vendors at the close of the second quarter, compared to 21,800 at the close of the second quarter last year. The churn rate decreased slightly to 29.5% at the end of June 2013, from 29.7% during the same period last year.  The average annual revenue per vendor was approximately $2,400, up 4.4% year over year (see Supplemental Tables, below).
  National online advertising improved this quarter, driven by our pregnancy and parenting website, thebump.com. The Bump continues to grow its audience and advertiser base, with an 88% increase in unique visitors and key new advertisers in the second quarter of 2013, compared to the same period last year.
  Registry services revenue was up in the second quarter, driven by better conversion rates. The improved conversion rates were a result of enhanced functionality attributable to the upgrades of the registry platform launched in April of this year.
  In July 2013, the Company announced the appointment of Michael Steib as President.  Mr. Steib is an accomplished digital leader, who most recently served as CEO of Vente-Privee USA.  His previous experience includes a proven track record of execution at Google and NBC Universal.
  Also in July 2013, the Company announced Michael Zeisser as a new board member. Mr. Zeisser brings a wealth of Internet, media and ecommerce experience to our board. He was most recently the Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation).

Second Quarter and Year-to-Date 2013 Financial Highlights

"Strong results in our online advertising businesses and our registry business, coupled with continued expense management, have driven profitability growth in the first half of the year, despite lower gross margins in ecommerce and publishing." said Chief Financial Officer, John Mueller.

  For the three months ended June 30, 2013, the Company's revenue was $37.0 million, up 4.4% compared to revenue of $35.4 million in the second quarter of 2012. Net income for the second quarter was $4.1 million, or $0.16 per diluted share, compared to net income of $3.1 million, or $0.13 per diluted share, for the second quarter ended June 30, 2012.
  For the six months ended June 30, 2013, the Company reported revenue of $67.3 million and net income of $5.8 million, or $0.23 per diluted share. This compares to revenue of $65.2 million and net income of $3.5 million, or $0.14 per diluted share, in the first half of 2012. Revenue growth year to date was 3.1%, compared to the same period in 2012, while net income was up 66% in the first six months of this year compared to the first half of 2012.
  National online advertising revenue was $7.4 million for the three months ended June 30, 2013, increasing 9.6% compared to the corresponding period in 2012. National online revenue was $13.9 million for the six months ended June 30, 2013, increasing 6.7% compared to the corresponding period in 2012.
  Local online advertising revenue was $13.4 million for the quarter ended June 30, 2013, growing 9.1% compared to $12.3 million for the second quarter of 2012. Local online revenue was $27.0 million for the six months ended June 30, 2013, up 9.9% compared to $24.5 million for the corresponding period in 2012.
  Publishing and other revenues were $7.4 million for the second quarter ended June 30, 2013, down 1.0% compared to the same period last year.  Publishing and other revenues were $12.6 million for the six months ended June 30, 2013, up 4.2% compared to $12.1 million for the corresponding period in 2012.  The decline in the second quarter of 2013 was due to lower newsstand sales, partially offset by increased advertising revenue.
  Registry commission revenue was $2.4 million for the second quarter of 2013, up 21.2% compared to the same period in 2012. Registry commission revenue was $3.6 million for the six months ended June 30, 2013, up 19.4% compared to $3.0 million for the corresponding period in 2012.
  Merchandise revenue from the sale of wedding supplies was $6.4 million and $10.2 million for the three and six months ended June 30, 2013, respectively, compared to $6.9 million and $12.5 million for the corresponding periods in 2012. Revenue declined 8.0% in the second quarter of 2013, and 18.7% for the first half of the year. The declines were mainly due to SEO challenges and the impact from increased usage of mobile devices by our users, resulting in lower traffic and lower conversion rates. These declines were partially offset by an increase in average order value.
  Gross profit for the second quarter of 2013 was $30.0 million, up 4.6% year-over-year.  Gross profit margin was 81.1% for the three months ended June 30, 2013, compared to 80.9% for the corresponding period in 2012. In the six months ended June 30, 2013, gross profit margins approximated 82.6%, compared to 82.2% in the corresponding period in 2012.  The improvement in gross margins year-over-year is primarily due to the mix shift toward online advertising and registry which are the most profitable businesses offset by lower margins in ecommerce and publishing & other. Please see the supplemental data tables for additional information regarding gross profit margins.
  Operating expense was $23.6 million and $46.4 million for the three and six months ended June 30, 2013, respectively, compared to $23.5 million and $47.8 million for the corresponding periods in 2012.  The increase in operating expense for the second quarter was primarily due to increased technology-related investments, specifically additional personnel and software. Also contributing to the increase in operating expense was an increase in depreciation and amortization expense, which resulted from the reclassification of certain indefinite-lived intangible assets to definite-lived.  These increases were partially offset by decreased stock-based compensation expense.
  Stock-based compensation expense was $1.6 million and $2.9 million for the three and six months ended June 30, 2013, respectively, compared to $1.9 million and $4.5 million for the corresponding periods in 2012. The year-over-year decrease in stock-based compensation was due to a lower estimated accrual for stock-based compensation compared to the prior year, as well as the timing of annual grants.
  The Company incurred net operating expenses related to Ijie.com of approximately $1.0 million and $2.0 million for the three and six months ended June 30, 2013, respectively, flat compared to the corresponding periods in 2012.
  Net cash provided by operating activities was $9.4 million for the quarter ended June 30, 2013, while capital expenditures amounted to $1.6 million for the same period. Net cash provided by operating activities was $9.5 million for the six months ended June 30, 2013, while capital expenditures amounted to $2.8 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics

	2Q2013	1Q2013	4Q2012	3Q2012	2Q2012
Profile Count	30,200	30,400	29,100	29,700	29,700
Vendor Count	22,600	22,600	22,100	22,100	21,800
Churn Rate	29.5%	29.8%	30.2%	29.8%	29.7%
Avg. Revenue/Vendor	$2,400	$2,400	$2,400	$2,300	$2,300

Gross Profit/Margin by Business

Three months ended June 30,	2013	2013	2012	2012
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$20,191	97.2%	$18,534	97.5%
Registry services	2,409	100.0%	1,988	100.0%
Merchandise	2,655	41.7%	3,004	43.4%
Publishing & other	4,727	63.5%	5,146	68.4%
Total gross profit	$29,982	81.1%	$28,672	80.9%

Stock Based Compensation

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2013	2012	2013	2012
Product & content development	$619	$651	$1,175	$1,485
Sales & marketing	476	531	817	1,411
General & administrative	488	713	895	1,573
Total stock-based compensation	$1,583	$1,895	$2,887	$4,469

XO GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands, Except for Per Share Data)

	Three Months Ended June 30,
	2013 (unaudited)	2012 (unaudited)
Net revenue:
Online sponsorship and advertising	$20,772	$19,012
Registry services	2,409	1,988
Merchandise	6,361	6,916
Publishing and other	7,446	7,520
Total net revenue	36,988	35,436
Cost of revenue:
Online sponsorship and advertising	581	478
Merchandise	3,706	3,912
Publishing and other	2,719	2,374
Total cost of revenue	7,006	6,764

Gross profit	29,982	28,672
Operating expenses:
Product and content development	7,136	6,874
Sales and marketing	10,070	10,258
General and administrative	5,267	5,401
Depreciation and amortization	1,146	927
Total operating expenses	23,619	23,460

Income from operations	6,363	5,212
Loss in equity interests	(62)	(10)
Interest and other income (expense), net	16	(5)
Income before income taxes	6,317	5,197
Provision for income taxes	2,229	2,079
Net income	4,088	3,118
Plus: net loss attributable to noncontrolling interest	—	20
Net income attributable to XO Group Inc.	$4,088	$3,138
Net income per share attributable to XO Group Inc. common stockholders:
Basic	$0.17	$0.13
Diluted	$0.16	$0.13
Weighted average number of shares used in calculating net earnings per share
Basic	24,621	24,488
Diluted	25,594	25,078

XO GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands, Except for Per Share Data)

	Six Months Ended June 30,
	2013 (unaudited)	2012 (unaudited)
Net revenue:
Online sponsorship and advertising	$40,907	$37,601
Registry services	3,583	3,002
Merchandise	10,179	12,525
Publishing and other	12,592	12,087
Total net revenue	67,261	65,215
Cost of revenue:
Online sponsorship and advertising	1,076	892
Merchandise	6,184	6,970
Publishing and other	4,442	3,766
Total cost of revenue	11,702	11,628

Gross profit	55,559	53,587
Operating expenses:
Product and content development	14,008	13,466
Sales and marketing	20,046	21,411
General and administrative	10,086	11,035
Depreciation and amortization	2,249	1,873
Total operating expenses	46,389	47,785

Income from operations	9,170	5,802
Loss in equity interests	(119)	(10)
Interest and other income (expense), net	29	(9)
Income before income taxes	9,080	5,783
Provision for income taxes	3,319	2,313
Net income	5,761	3,470
Plus: net loss attributable to noncontrolling interest	—	65
Net income attributable to XO Group Inc.	$5,761	$3,535
Net income per share attributable to XO Group Inc. common stockholders:
Basic	$0.23	$0.14
Diluted	$0.23	$0.14
Weighted average number of shares used in calculating net earnings per share
Basic	24,541	25,004
Diluted	25,426	25,585

XO GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$82,833	$77,407
Accounts receivable, net	13,715	14,960
Inventories	3,060	2,222
Deferred production and marketing costs	482	557
Deferred tax assets, current portion	2,883	2,857
Prepaid expenses	4,333	2,311
Other current assets	46	141
Total current assets	107,352	100,455
Long-term restricted cash	2,600	2,599
Property and equipment, net	14,205	13,093
Intangible assets, net	5,101	5,660
Goodwill	37,750	37,750
Deferred tax assets	21,148	21,334
Investment in equity interests	2,277	2,396
Other assets	146	67
Total assets	$190,579	$183,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,477	$11,448
Deferred revenue	14,927	14,710
Total current liabilities	26,404	26,158
Deferred tax liabilities	2,825	2,791
Deferred rent	6,277	6,628
Other liabilities	3,276	3,270
Total liabilities	38,782	38,847
Stockholders' equity:
Preferred stock	—	—
Common stock	269	259
Additional paid-in-capital	165,610	164,071
Accumulated other comprehensive loss	(117)	(97)
Accumulated deficit	(13,965)	(19,726)
Total stockholders' equity	151,797	144,507
Total liabilities and equity	$190,579	$183,354

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Tuesday, August 6, 2013, to discuss its second quarter 2013 financial results. Participants should dial (877) 314-9915 and use Conference ID# 25961596 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #25961596.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Ivan Marmolejos
Investor Relations
(212) 219-8555 x1004
IR@xogrp.com